EXHIBIT 23.1

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors and Stockholders
Gartner Group, Inc.:

The audits referred to in our report dated October 28, 1999, included the related financial statement schedule for the three-year period ended September 30, 1999. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                                    /s/ KPMG LLP
St. Petersburg, Florida
October 28, 1999